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                                                                    EXHIBIT 99.1

NEWS RELEASE

                            FOR:              American Oncology Resources, Inc.

                            CONTACT:          L. Fred Pounds
                                              Vice President, Finance
                                              281/873-2674

FOR IMMEDIATE RELEASE                         Robert P. Jones/Jill Ruja
                                              Stacy Berns - Media Contact
                                              Morgen-Walke Associates
                                              212/850-5600

                            FOR:              Physician Reliance Network, Inc.

                            CONTACT:          Michael Murdock
                                              Executive Vice President and
                                              Chief Financial Officer
                                              972/392-8728

               AMERICAN ONCOLOGY RESOURCES AND PHYSICIAN RELIANCE
                  NETWORK ANNOUNCE DEFINITIVE MERGER AGREEMENT

               -CREATES THE PREEMINENT CANCER MANAGEMENT COMPANY-

         Houston and Dallas, Texas, December 14, 1998 - American Oncology Resources, Inc. (Nasdaq: AORI) and Physician Reliance Network, Inc. (Nasdaq:
PHYN) announced today that they have signed a definitive agreement to merge in a stock-for-stock transaction. The new company will be the leader in cancer management with over 700 physicians treating approximately 13% of all new cancer cases in the United States. Following completion of the transaction, the new company will operate a network of 44 cancer centers in 24 states and have annualized revenues of approximately $868 million, assets of $980 million and an enterprise value of over $1.5 billion.

         Under the terms of the agreement, which has been unanimously approved by the Board of Directors of both companies, holders of PRN common stock will receive a fixed ratio of 0.94 shares of common stock of AOR for each PRN share held. As a result, AOR and PRN shareholders will each own approximately 50% of the combined company, which will be headquartered in Houston, Texas. Based on AOR's closing price on December 11, 1998, the transaction is valued at approximately $715 million including the assumption of approximately $60 million of debt. Following the completion of the merger, R. Dale Ross, Chairman and CEO of AOR, will be the Chairman and CEO of the combined company and John T. Casey, the Chairman and CEO of PRN, will become a member of the new company's Board of Directors, which will


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consist of seven members from AOR and seven from PRN. The new management team will also include Lloyd K. Everson, M.D., President; O. Edwin French, COO; L. Fred Pounds, CFO; Joseph S. Bailes, M.D., Executive Vice President; David Chernow, Chief Development Officer; and Leo Sands, Chief Compliance Officer. The transaction is expected to be accounted for as a pooling of interests and to be treated as a tax-free exchange. Closing of the transaction is anticipated in the second quarter of 1999, subject to shareholder approval of both companies, appropriate governmental approval and other customary conditions. The transaction is expected to be modestly accretive to AOR's earnings per share in 1999 and beyond before giving effect to non-recurring charges relating to the transaction in 1999.

         Mr. Ross commented, "We are excited about this transaction as it brings together the two leading oncology management companies creating a significant force in the fight against cancer. Together, we will have the critical mass needed to optimize our strategic initiatives which include outpatient cancer center development, clinical research activities and disease management partnership programs. Both companies have demonstrated an ability to identify and successfully affiliate with premier oncologists, bringing increased value to their existing networks while achieving strong same-market performance."

         Mr. Casey said, "The combination of the two organizations is a natural extension of both companies' growth strategies. The new company's expertise in operating outpatient cancer centers and conducting clinical research will allow us to continue to attract and recruit high-quality physicians and employees. The 714 physicians brought together in this combination consist of some of the most influential clinicians and scientists within the oncology specialty. Equally as important, the merger creates opportunities for the most cost-efficient delivery system that will benefit our payors, patients, as well as our shareholders."

         In connection with the merger agreement, AOR and PRN mutually have granted each other an option to purchase up to 10.1% of the other's common stock, exercisable under certain circumstances. In the event that the merger is terminated by either company, AOR and PRN have agreed that, in certain circumstances, a cash termination fee will be paid.

         AOR provides comprehensive management services to 358 physicians practicing in 18 states and owns and operates 16 outpatient cancer centers in its markets. PRN manages the practices of 356 physicians in 12 states, including 28 outpatient cancer centers.

         BT Alex. Brown Incorporated acted as financial advisor to AOR and Goldman, Sachs & Co. acted as financial advisor to PRN.


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         This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Although each Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Closing of the proposed transaction is subject to a number of conditions, in addition, please refer to each companies SEC filings for other factors that could cause actual results to differ materially from each Company's expectations.







                                     -more-



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                                 AOR/PRN MERGER
                                   FACT SHEET

         COMBINED COMPANY HIGHLIGHTS:
- Approximately 700 affiliated physicians, comprising approximately 11% of oncologists in the U.S.
-    306 sites of service and 44 cancer centers in 24 states.
-    Treat approximately 13% of new cancer cases in the U.S.
-    $868 million in annualized revenue (third quarter annualized).
-    $165 million in annualized EBITDA (third quarter annualized).

         TERMS OF THE MERGER:
- AOR shareholders and PRN shareholders will each own 50% of the combined company.
- Each PRN share will convert into 0.94 shares of AOR common stock, resulting in the issuance of approximately 50 million AOR shares.
- Transaction valued at approximately $715 million, including $60 million in assumed PRN debt.
- Transaction expected to be accounted for as a pooling of interests and a tax-free exchange.
- AOR and PRN have granted each other an option to purchase up to 10.1% of the other's common stock, exercisable under certain circumstances.

         KEY OPERATING STATISTICS:
                                                           AOR                 PRN           Combined
                                                           ---                 ---           --------
         Physicians:
               Medical Oncologists                         309                 257                566
               Radiation Oncologists                        41                  46                 87
               Other                                         8                  53                 61

                                                           ---                 ---                ---
               Total                                       358                 356                714

               Sites of Service                            192                 114                306
               Cancer Centers                               16                  28                 44
               Markets                                      27                  20                 44
               States                                       18                  12                 24

         RUN-RATE FINANCIALS (THIRD QUARTER ANNUALIZED - IN MILLIONS):
               Net Revenues                               $473                $395               $868
               EBITDA                                       87                  78                165
               Income                                       30                  30                 60